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                                                                    EXHIBIT 99.1

                  WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                          PREFERRED STOCK DIVIDENDS
                      Twelve Months Ended December 31, 1999
                                   (Unaudited)

                             (Dollars in Thousands)

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
PRE-TAX PREFERRED STOCK DIVIDENDS

     Preferred Dividends                                                        $    1,331
     Effective Income Tax Rate                                                      0.3764
     Complement of Effective Income Tax Rate (1 - Tax Rate)                         0.6236

        Pre-Tax Preferred Dividends                                             $    2,134
                                                                                ==========
FIXED CHARGES

     Interest Expense                                                           $   38,050
     Amortization of Debt Premium, Discount and Expense                                513
     Interest Component of Rentals                                                      12
                                                                                ----------
        Total Fixed Charges                                                         38,575
     Pre-tax Preferred Dividends                                                     2,134
                                                                                ----------

        Total                                                                   $   40,709
                                                                                ==========

EARNINGS

     Net Income                                                                 $   83,632

     Add:
         Income Taxes Applicable to Utility Operating Income                        45,967
         Income Taxes Applicable to Non-Utility Operating Income                     4,927
         Income Taxes Applicable to Other Income (Expenses)--Net                      (411)
              Total Fixed Charges                                                   38,575
                                                                                ----------

              Total Earnings                                                    $  172,690
                                                                                ==========

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends                       4.2
                                                                                ==========
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